FIRST NATIONAL COMMUNITY BANCORP, INC.
                                      PROXY
                FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                  MAY 17, 2000

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST NATIONAL COMMUNITY BANCORP, INC.

     The undersigned hereby appoints Dr. Charles Bannon and Leonard A. Verrastro and each or any of them, proxies of the undersigned with full power of substitution to vote all of the shares of First National Community Bancorp, Inc. that the undersigned may be entitled to vote at First National Community Bancorp, Inc.'s Annual Meeting of Shareholders, to be held at the company's Exeter Office, 1625 Wyoming Avenue, Exeter, Pennsylvania 18643, on Wednesday, May 17, 2000, at 9:00 a.m., prevailing time, and at any adjournment or postponement of the meeting as follows:

1. ELECTION OF DIRECTORS: To elect four Class B Directors to serve for a three year term and until their successors are elected and qualified.


         NOMINEES:

         Michael G. Cestone

         Martin F. Gibbons

         J. David Lombardi

         John R. Thomas

        _________  FOR all nominees (except as indicated to the contrary below)

         INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the following space.



        _________ AGAINST all nominees


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THESE NOMINEES.

2. Proposal to Approve and Adopt the Amendment to Article Fifth of First National Community Bancorp, Inc.'s Articles of Incorporation to increase the company's number of authorized shares of common stock from 5,000,000 shares to 20,000,000 shares.

       ______ FOR                 ______ AGAINST           ______ ABSTAIN

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

     3. In their discretion, the proxies are authorized to vote upon such other business properly presented at the annual meeting and any adjournment or other postponement of the meeting.

         THIS PROXY, WHEN PROPERLY SIGNED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE AND FOR PROPOSAL 2.

                          Dated: ______________________2000

                                  Signed:__________________________



THIS PROXY MUST BE DATED, SIGNED BY THE SHAREHOLDER (S) AND RETURNED PROMPTLY TO REGISTRAR AND TRANSFER COMPANY IN THE ENCLOSED ENVELOPE. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. IF STOCK IS HELD JOINTLY, EACH OWNER SHOULD SIGN.


I (We) do _____ do not _____ expect to attend the Meeting.

                     FIRST NATIONAL COMMUNITY BANCORP, INC.
                             102 East Drinker Street
                           Dunmore, Pennsylvania 18512

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         Notice is hereby given that, pursuant to its Bylaws and the call of its Board of Directors, the 2000 Annual Meeting of Shareholders of First National Community Bancorp, Inc. will be held at the company's Exeter Office, 1625 Wyoming Avenue, Exeter, Pennsylvania 18643, on Wednesday, May 17, 2000 at 9:00 a.m., prevailing time, to consider and vote upon the following matters:

1. To elect four Class B Directors to serve for a three-year term and until their successors are elected and qualified;

2. To approve and adopt a proposed amendment to Article Fifth of the company's Articles of Incorporation to increase the company's number of authorized shares of common stock, par value $1.25 per share, from 5,000,000 shares to 20,000,000 shares;

3. To transact any other business properly presented at the annual meeting and any adjournment or postponement of the meeting.

         The Board of Directors fixed the close of business on March 31, 2000, as the record date for determining shareholders entitled to notice of and to vote at the meeting.

         Please refer to the attached proxy statement and the 1999 Annual Report to Shareholders. You may obtain a copy of the Annual Report to Shareholders for the 1999 fiscal year at no cost by contacting William S. Lance, Treasurer, 102 East Drinker Street, Dunmore, Pennsylvania 18512. Copies of the company's first quarter 2000 financial information, as required to be filed on Form 10-Q, will also be available from William S. Lance on or after May 15, 2000.


PLEASE MARK, SIGN AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED SELF-ADDRESSED, STAMPED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON.

      By Order of the Board of Directors,




     J. David Lombardi, President and Chief Executive Officer


    Dunmore, Pennsylvania
    April 17, 2000

                     FIRST NATIONAL COMMUNITY BANCORP, INC.
                             102 EAST DRINKER STREET
                           DUNMORE, PENNSYLVANIA 18512







                           OTC BB TRADING SYMBOL: FNCB






                                 PROXY STATEMENT
                                     FOR THE
                       2000 ANNUAL MEETING OF SHAREHOLDERS








                Mailed to Shareholders on or about April 17, 2000

                                 PROXY STATEMENT
                                TABLE OF CONTENTS

                                                                     PAGE
Frequently Asked Questions and Answers                                 I

General Information                                                    1

    Date, Time and Place of the Annual Meeting                         1
    Purpose of the Annual Meeting                                      1
    Record Date, Quorum, Voting Rights                                 1
    Solicitation of Proxies                                            2
    Voting and Revocation of Proxies                                   3

Principal Beneficial Owners Of The Company's Common Stock              4

    Principal Owners                                                   4
    Beneficial Ownership by Directors, Principal Officers and Nominees 5

PROPOSAL 1.  Election Of Directors                                     6

    Information as to Nominees, Directors and Executive Officers       7
    The Boards of Directors                                            9
    Board of Director Interlocks and Insider Participation             9

Executive Compensation                                                10

    Summary Compensation Table                                        10
    Compensation of Directors                                         11
    Employment Agreement                                              11
    Profit Sharing Plan                                               13

PROPOSAL 2.  Proposed Amendment to Article Fifth of the
             Company's Articles of Incorporation                      14


Stock Performance Graph And Table                                     15
Certain Relationships And Related Transactions                        17
Principal Officers of the Company                                     17
Principal Officers of the Bank                                        18
Independent Auditors                                                  19
Legal Proceedings                                                     19
Shareholder Proposals                                                 20
Other Matters                                                         20
Additional Information                                                20

                     FREQUENTLY ASKED QUESTIONS AND ANSWERS



Q:   WHO IS ENTITLED TO VOTE?

A: Shareholders as of the close of business on March 31, 2000 (the record date). Each share of common stock is entitled to one vote.


Q:   HOW DO I VOTE?

A: There are two methods. You may vote by completing and mailing your proxy or by attending the annual meeting and voting in person. (See page 2 of the proxy statement for more details).


Q:   HOW DOES DISCRETIONARY AUTHORITY APPLY?

A: If you sign your proxy but do not make any selections, you give authority to Dr. Charles Bannon and Leonard A. Verrastro, as proxy holders, to vote on the two proposals and any other matter that may arise at the meeting.

Q:   IS MY VOTE CONFIDENTIAL?

A: Yes. Only the Judges of Election and the proxy holders will have access to your proxy. All comments will remain confidential unless you ask that your name be disclosed.


Q:   WHO WILL COUNT THE VOTES?

A: Frank Caputo and Paul Latzanich will tabulate the votes and act as Judges of Election.


Q:   WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY?

A: Your shares are probably registered differently or are in more than one account. Sign and return all proxies to ensure that all your shares are voted.



                                        I

Q:   WHAT CONSTITUTES A QUORUM?

A: As of March 31, 2000, 2,500,110 shares of common stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. If you vote by proxy or in person, you will be considered part of the quorum.


Q:   WHAT PERCENTAGE OF STOCK DO THE DIRECTORS AND OFFICERS OWN?

A: Approximately 25% of our common stock as of March 31, 2000. (See page 5 of the proxy statement for more details).


Q:   WHAT ARE THE SOLICITATION EXPENSES?

A: First National Community Bancorp, Inc., has retained Registrar and Transfer Company of Cranford, New Jersey as its transfer agent. In its capacity as transfer agent, Registrar and Transfer will assist in the distribution of proxy materials and solicitation of votes for a stated fee of $300 plus out-of-pocket expenses.


Q:   WHO ARE THE LARGEST PRINCIPAL SHAREHOLDERS?

A:       Louis A. DeNaples, as of March 31, 2000
         Dominick L. DeNaples, as of March 31, 2000
         (See page 4 of the proxy statement for more details).


Q:   WHEN ARE THE 2001 SHAREHOLDER PROPOSALS DUE?

A: As a shareholder, you must submit your proposal in writing by December 16, 2000, to Michael J. Cestone, Jr., Secretary, First National Community Bancorp, Inc. at 102 East Drinker Street, Dunmore, PA 18512.







                                        II

                                 PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
                     FIRST NATIONAL COMMUNITY BANCORP, INC.
                           TO BE HELD ON MAY 17, 2000

                               GENERAL INFORMATION

Date, Time and Place of Annual Meeting

         This proxy statement is being furnished for the solicitation by the Board of Directors of First National Community Bancorp, Inc., a Pennsylvania business corporation and registered bank holding company, of proxies to be voted at the company's Annual Meeting of Shareholders to be held at the company's Exeter Office, 1625 Wyoming Avenue, Exeter, Pennsylvania 18643 on Wednesday, May 17, 2000, at 9:00 a.m., prevailing time. All inquiries regarding the annual meeting should be directed to William S. Lance, Treasurer. This proxy statement and the enclosed form of proxy are first being sent to shareholders of the company on or about April 17, 2000.

Purpose of the Annual Meeting

         At the annual meeting, shareholders will be requested:

o to elect four Class B Directors to serve for a three-year term and until their successors are duly elected and qualified

o to approve and adopt a proposed amendment to Article Fifth of the company's Articles of Incorporation to increase the company's number of authorized shares of common stock, par value $1.25 per share, from 5,000,000 shares to 20,000,000 shares

o to transact any other business as may properly come before the annual meeting and any adjournment or postponement of the meeting.

         We have not authorized anyone to provide you with information about the corporation; therefore, you should rely only on the information contained in this document or on documents to which we refer you. Although we believe we have provided you with all the information helpful to you in your decision to vote, events may occur at First National Community Bancorp, Inc. subsequent to printing this proxy statement that might affect your decision or the value of your stock.

Record Date, Quorum, Voting Rights

         The company's Board of Directors fixed the close of business on March 31, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. On the record date, the company had 2,500,110 outstanding shares of common stock, par value $1.25 per share, the only authorized class of stock, which was held by approximately 1,000 shareholders.

         Under Pennsylvania law and the company's By-laws, the presence of a quorum, in person or by proxy, is required for each matter to be acted upon at the annual meeting. The presence of a quorum, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, constitutes a quorum for the transaction of business at the annual meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter as to which the broker withheld authority.

         Each holder of common stock is entitled to one vote, in person or by proxy, for each share of common stock held in his or her name in the company's books as of the record date. Assuming the presence of a quorum, the four nominees for director receiving the highest number of votes will be elected.

         Assuming the presence of a quorum, the affirmative vote of at least a majority of the votes that all shareholders are entitled to cast (a majority of the outstanding number of shares on the record date) is required to approve and adopt the amendment to Article Fifth of the company's Articles of Incorporation. Abstentions and broker non-votes do not constitute "votes cast" and, therefore, do not count either FOR or AGAINST the proposal. However, abstentions and broker non-votes have the practical effect of reducing the number of affirmative votes required to achieve a majority for the matter by reducing the total number of shares voted from which the required majority is calculated.


Solicitation of Proxies


         The cost of preparing, assembling, printing, mailing and soliciting proxies, and any additional material that the company sends to its shareholders in connection with the annual meeting, will be paid by the company. In addition to solicitation by mail, directors, officers and employees of the company may solicit proxies from shareholders personally or by telephone, telegram or facsimile. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of the common stock held of record by these persons, and upon their request, the company will reimburse them for their reasonable forwarding expenses.

         If your shares are registered directly in your name with First National Community Bancorp, Inc.'s transfer agent, Registrar and Transfer Company, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by the company. As the shareholder of record, you have the right to grant your voting proxy directly to the proxy holders or to vote in person at the meeting. The company has enclosed a proxy card for your use.

         If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of the shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Voting and Revocation of Proxies

         Shares represented by proxies properly signed, executed and returned, unless subsequently revoked, will be voted at the annual meeting in accordance with the instructions made thereon by the shareholders. If a proxy is signed, executed and returned without indicating any voting instructions, the shares represented by the proxy will be voted FOR the election of all nominees and for the approval and adoption of the amendment to the Articles of Incorporation. Execution and return of the enclosed proxy will not affect your right to attend the annual meeting and vote in person, after giving notice to Michael J. Cestone, Jr., Secretary of the Company.

         A shareholder of the company who returns a proxy may revoke the proxy prior to the time it is voted in any one of the following ways:

o by giving written notice of revocation to Michael J. Cestone, Jr., Secretary of First National Community Bancorp, Inc., 102 East Drinker Street, Dunmore, Pennsylvania 18512-2491

o by executing a later-dated proxy and giving written notice thereof to the Secretary of the Company

o by voting in person after giving written notice to the Secretary of the Company.

         Attendance by a shareholder at the annual meeting will not itself constitute a revocation of the proxy.

            PRINCIPAL BENEFICIAL OWNERS OF THE COMPANY'S COMMON STOCK


Principal Owners


         The following table sets forth, as of March 31, 2000, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than 5% of the company's outstanding common stock, the number of shares beneficially owned by such person and the percentage of the company's outstanding common stock so owned. The footnote to the following table is set forth on page 5 under the section entitled "Beneficial Ownership by Directors, Principal Officers and Nominees."

                                                         Percent of Outstanding
                                                              Common Stock
Name and Address         Shares Beneficially Owned (1)     Beneficially Owned
----------------         -----------------------------   ----------------------

Louis A. DeNaples                 180,784                         7.23%
400 Mill Street
Dunmore, PA  18512

Dominick L. DeNaples              167,701                         6.71%
400 Mill Street
Dunmore, PA  18512

Beneficial Ownership by Directors, Principal Officers and Nominees

         The following table sets forth, as of March 31, 2000, the amount and percentage of the company's common stock beneficially owned by each director, each nominee and all principal officers and directors of the company as a group. This information has been furnished by the reporting persons.

      Name of Individual              Amount and Nature of           Percent
      or Identity of Group           Beneficial Ownership (1)       of Class
   ------------------------          ------------------------       ---------
Michael G. Cestone                         10,408(2)                   .42%
Michael J. Cestone, Jr.                    36,392(3)                  1.45%
Joseph Coccia                              17,248                      .69%
William P. Conaboy                          1,925                      .08%
Dominick L. DeNaples                      167,701(4)                  6.71%
Louis A. DeNaples                         180,784(5)                  7.23%
Joseph J. Gentile                         104,591(6)                  4.18%
Martin F. Gibbons                          12,481                      .50%
Joseph O. Haggerty                          3,959                      .16%
George N. Juba                             14,644                      .59%
William S. Lance                              933                      .04%
J. David Lombardi                          28,343(7)                  1.13%
John P. Moses                               2,801                      .11%
John R. Thomas                             38,686(8)                  1.55%

All Directors and Principal
 Officers as a Group (14)                 620,896                    24.84%

As used throughout the proxy statement, the term "Principal Officers" refers to the company's Executive Officers including President and Treasurer.

(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities that the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty (60) days after March 31, 2000. Beneficial ownership may be disclaimed as to certain of the securities. Unless otherwise indicated, all shares are beneficially owned by the reporting person individually or jointly with his spouse. All numbers here have been rounded to the nearest whole number.

(2)  Includes 200 shares held jointly with his children.

(3)  Includes 8,090 shares held individually by his spouse.

(4)  Includes 12,270 shares held jointly with his children.

(5) Includes 2,301 shares held individually by his spouse and 8,333 shares held jointly with his children.

(6)  Includes 22,073 shares held individually by his spouse.

(7) Includes 14,098 shares held individually by his spouse and 147 shares held by his children.

(8)  Includes 5,500 shares held individually by his spouse.
                                        5

     PROPOSAL 1:
                              ELECTION OF DIRECTORS

         In accordance with Section 9.2 of the company's By Laws, the company has a classified Board of Directors with staggered three-year terms of office. In a classified board, the directors are generally divided into separate classes of equal number. The terms of the separate classes expire in successive years. Thus, at each annual meeting of shareholders, successors to the class of directors whose term then expires are elected to hold office for a term of three years. Therefore, the term of office of one class of directors expires in each year. The Board of Directors is authorized to increase the number of directors that constitutes the whole Board of Directors; provided that the total number of directors in each class remains relatively proportionate to the others.

         Pursuant to Section 9.1 of the company's By-Laws, nominations for election to the Board of Directors may be made by the Board of Directors or any shareholder entitled to vote for the election of directors. Any shareholder who intends to nominate a candidate for election to the Board of Directors (other than a candidate proposed by the company's then existing Board of Directors) must notify the company's Secretary in writing not less than 60 days prior to the date of any shareholder meeting called for the election of directors. The notification must contain the following information to the extent known by the notifying shareholder:

a)   the name and address of each proposed nominee;

b)   the age of each proposed nominee;

c)   the principal occupation of each proposed nominee;

d) the number of shares of the company's common stock owned by each proposed nominee;

e) the total number of shares that, to the knowledge of the notifying shareholder, will be voted for each proposed nominee;

f)   the name and residential address of the notifying shareholder; and

g) the number of shares of the company's common stock owned by the notifying shareholder.

         Any nomination for director not made in accordance with Section 9.1 will be disregarded by the presiding officer of the annual meeting, and votes cast for each such nominee will be disregarded by the judges of election. In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with this Section 9.1, the nomination will be honored and all votes cast for the nominee will be counted.

         Unless otherwise instructed, the proxy holders will vote the proxies received for the election of the four nominees for Class B Director named below. If any nominee should become unavailable to serve for any reason, proxies will be voted in favor of a substitute nominee as designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees named will be unable to serve, if elected. Any vacancy on the Board of Directors, including vacancies resulting from an increase in the number of directors, will be filled by a majority of the remaining members of the Board of Directors and each person so appointed shall be a director until the expiration of the term of office of the class to which he or she was appointed. Election of a director requires an affirmative vote of a majority of the shares of common stock represented at the annual meeting.

         Cumulative voting rights do not exist with respect to the election of directors. Except as may otherwise be provided by statute or by the Articles of Incorporation, at every shareholders meeting, each shareholder entitled to vote shall have the right to one vote for each common share owned on the record date fixed for the meeting. For example, if a shareholder owns 100 shares of common stock, he or she may cast up to 100 votes for each of the nominees for director in the class to be elected.


Information As To Nominees and Directors

         The following table contains certain information with respect to the nominees and the directors whose terms of office expire in 2000, 2001 and 2002, respectively.


                        Age as of        Principal Occupation    Director Since
     Name            March 31, 2000       For Past Five Years     Company/Bank
-------------------  --------------      --------------------     ------------

CLASS B DIRECTORS WHOSE TERM EXPIRES IN 2000 AND NOMINEES FOR CLASS B DIRECTOR WHOSE TERM EXPIRES IN 2003

Michael G. Cestone (1)    37          President, S.G. Mastriani       1998/1988
                                      Company (General Contractor)

Martin F. Gibbons         84          Partner, Gibbons Ford           1998/1979

J. David Lombardi         51          President and Chief Executive   1998/1986
                                      Officer of the Company since
                                      1998 and of the Bank since
                                      1988

John R. Thomas            82          Chairman of the Board, Wesel    1998/1967
                                      Manufacturing Company (design
                                      and manufacturing of precision
                                      machinery)

                        Age as of        Principal Occupation    Director Since
     Name            March 31, 2000       For Past Five Years     Company/Bank
------------------   --------------      --------------------    --------------

CLASS C DIRECTORS WHOSE TERM EXPIRES IN 2001


Joseph Coccia              45            President, Coccia            1998/1998
                                         Ford, Inc;
                                         President, Coccia
                                         Lincoln Mercury, Inc.

William P. Conaboy         41            Vice President,
                                         General Counsel,             1998/1998
                                         Allied Services


Dominick L. DeNaples (2)   62            Vice President,
                                         F&L Realty Corp.;            1998/1987
                                         Vice President,
                                         DeNaples Auto Parts Inc.;
                                         Vice President, Keystone
                                         Landfill, Inc.


George N. Juba             73            Consultant to the Bank       1998/1973


CLASS A DIRECTORS WHOSE TERM EXPIRES IN 2002

Michael J. Cestone, Jr.(1) 68            President, M.R. Company      1998/1969
                                         (Real Estate Corporation);
                                         CEO, S.G. Mastriani Co.;
                                         Secretary of the Board of
                                         the Company since 1998 and
                                         of the Bank since 1971

Louis A. DeNaples (2)      59            President, DeNaples Auto     1998/1972
                                         Parts, Inc.; President,
                                         Keystone Landfill Inc.;
                                         President, F&L Realty Corp;
                                         Chairman of the Board of the
                                         Company since 1998
                                         and of the Bank since 1988

Joseph J. Gentile          69            President,                   1998/1989
                                         Dunmore Oil Co., Inc.

Joseph O. Haggerty         60            Retired Superintendent,      1998/1987
                                         Dunmore School District

John P. Moses              53            Partner, Moses &             1999/1999
                                         Gelso, L.L.P.
                                         (Attorneys at Law)

(1)      Michael G. Cestone is the son of Michael J. Cestone, Jr.
(2)      Messrs. Louis A. DeNaples and Dominick L. DeNaples are brothers.

The Boards Of Directors


     During 1999, the company's Board of Directors held five meetings. Directors received no remuneration for attendance at these meetings.

     During 1999, the bank's Board of Directors held 23 meetings. Each of the directors attended at least 75% of the meetings of the bank's Board of Directors for which they were scheduled, with the exception of Mr. George N. Juba and Mr. John R. Thomas.

     The company's directors generally function as a full board. In lieu of a nominating committee, the full board nominates the slate for the election of the Board of Directors. In lieu of a compensation committee, the full board appoints and sets compensation of officers and directors. In lieu of an audit committee, the full board appoints the independent outside accountants to conduct external audits of the company's books, records and procedures and meets with the outside accountants to discuss the results of their audits. To assure maximum independence and candor in the internal audit function, management director Lombardi, who serves as President and Chief Executive Officer, does not participate in the board's deliberations when the board receives reports from its internal auditor. During 1999, the board held four meetings of this type. All non-management members attended at least 75% of the meetings for which they were scheduled except Mr. George N. Juba.

     In 1993, the bank's Board of Directors established a Senior Loan Committee to meet on alternating weeks as deemed necessary. Membership on this committee consists of the bank's Chairman, President and Chief Executive Officer (permanent members), and other members of the Board of Directors (appointed on a rotating basis quarterly, with no more than three members appointed from this group at any one time). In 1999, this committee held 9 meetings. Each appointed director was present for more than 75% of the meetings for which they were scheduled except Mr. George N. Juba.

Board of Directors Interlocks and Insider Participation

     J. David Lombardi, President and Chief Executive Officer of the company and the bank, is a member of both Boards of Directors. Mr. Lombardi makes recommendations to the Board of Directors regarding employee compensation. Mr. Lombardi does not participate in conducting his own review. The entire Board of Directors votes to establish and approve the company's compensation policies.

                             EXECUTIVE COMPENSATION

         Shown below is information concerning the annual compensation for services in all capacities to the company and the bank for the fiscal years ended December 31, 1999, 1998 and 1997 of those persons who were, at December 31, 1999,

o    the Chief Executive Officer

o the four other most highly compensated executive officers of the company, to the extent such persons' total annual salary and bonus exceeded $100,000.



                           Summary Compensation Table

                                 Annual Compensation                              Long-Term Compensation
                          -----------------------------------    -----------------------------------------------
                                                                         Awards               Payouts
                                                                 -------------------   -------------------------
   Name and                                          Other       Restricted                            All
   Principal                                        Annual        Stock      Option/     LTIP         Other
   Position        Year    Salary      Bonus     Compensation     Awards      SARs      Payouts   Compensation
                           ($)(1)     ($)(2)        ($)(3)         ($)         (#)        ($)        ($)(4)
      (a)          (b)       (c)        (d)           (e)          (f)         (g)        (h)          (i)
---------------- -------- ---------- ---------- ---------------- --------- ------------ -------- ----------------

J. David         1999     $179,000   $250,000          -            -           -          -        $25,604
Lombardi,        1998      179,000    250,000          -            -           -          -         25,979
President and    1997      169,000    200,000          -            -           -          -         25,402
Chief
Executive
Officer of the
Company and
the Bank

Thomas P.        1999       92,000     50,000          -            -           -          -         14,164
Tulaney,         1998       87,135     40,000          -            -           -          -         12,538
Executive Vice   1997       81,000     32,000          -            -           -          -         10,651
President
Of the Bank

Gerard A.
Champi,          1999       84,500     50,000          -            -           -          -         13,359
Executive Vice   1998       79,634     40,000          -            -           -          -         11,496
President of     1997       72,492     32,000          -            -           -          -          9,645
the Bank


(1) Includes directors' fees of $24,000 in each of 1999, 1998 and 1997, for Mr. Lombardi.

(2) Cash bonuses are awarded at the conclusion of a fiscal year based upon the Board of Directors' subjective assessment of the bank's performance as compared to both budget and prior fiscal year performance, and the individual contributions of the officers involved.

(3) The named executive officers did not receive perquisites or other personal benefits during 1999 which, in the aggregate, cost the bank more than $50,000 or 10% of the named executive officers' salary and bonus earned during the year. Perquisites and other personal benefits which were received by the named executives were valued based on their cost to the bank.

(4) For Mr. Lombardi, includes $16,096, $16,471 and $15,894 contributed by the bank pursuant to the Employees' Profit Sharing Plan for 1999, 1998, and 1997, respectively and includes director's bonus of $7,500, in each of 1999, 1998 and 1997, respectively. Also includes $2,008 in premiums paid to purchase additional life insurance in each of the years 1999, 1998, and 1997. For Mr. Tulaney and Mr. Champi, represents the amounts contributed by the bank to the Employees' Profit Sharing Plan in the years shown.


Compensation of Directors

         Members of the bank's Board of Directors are compensated at the rate of $1,000 per board meeting, including four compensated absences at full compensation, after which members are not paid for any unexcused absence, except for Mr. George N. Juba who is compensated for unlimited absences. Excused absences are limited to non-attendance due to other bank business. The aggregate amount of fees paid in 1999 was $321,000. In 1999, Michael J. Cestone, Jr., George N. Juba and John R. Thomas were compensated $31,500, in the aggregate, for special services (respectively Secretary, Special Consultant and Investment Advisor) rendered to the bank. All bank directors also received a bonus of $7,500 in 1999. During 1999, the company's Board of Directors held five meetings. Directors received no remuneration for attendance at these board meetings. Members of the bank's Senior Loan Committee do not receive a fee for attendance at Senior Loan Committee meetings.

Employment Agreement

         The bank entered into an employment agreement with Mr. J. David Lombardi, President and Chief Executive Officer effective on January 1, 1990, and as amended on September 28, 1994. On July 8, 1998 the company's Board of Directors approved and adopted an amendment to the employment agreement which added the company as a party to the agreement. This agreement is designed to assist the company and the bank in retaining a highly qualified executive and to help ensure that if the company is faced with an unsolicited tender offer proposal, Mr. Lombardi will continue to manage the company without being unduly distracted by the uncertainties of his personal affairs and thereby will be better able to assist in evaluating such a proposal in an objective manner.

         The agreement provides for a base annual salary of $175,000 in 2000. Additional compensation by way of salary increases, bonuses or fringe benefits may be established from time to time by appropriate board action. The agreement does not preclude Mr. Lombardi from serving as a director of the company and the bank or from receiving related fees.

         The agreement may be terminated by the company with or without "just cause" (as defined in the agreement), or upon death, permanent disability, or normal retirement of Mr. Lombardi, or upon the termination of Mr. Lombardi's employment by resignation or otherwise. In the event employment is terminated with "just cause," Mr. Lombardi shall receive salary payments at his then effective base salary, as if his employment had not been terminated, for a period of three months, excluding bonuses or fringe or supplemental payments previously authorized by the Board of Directors. In the event that the employment termination is occasioned by the company without "just cause," Mr. Lombardi shall continue to receive each month, for a period of two years from the effective date of termination;

o his monthly base salary payments from the bank at the rate in effect on the date of the termination

o    his monthly Board of Directors fees

o one twelfth of the average of the bonuses paid to him over the preceding three years, all computed as if his employment had not been terminated.

         If a "change in control" (as defined in the agreement), occurs and as a result thereof, Mr. Lombardi's employment is terminated or his duties or authority are substantially diminished or he is removed from the office of Chief Executive Officer of the reorganized employer, Mr. Lombardi may terminate his employment by giving notice to the company within sixty days of the occurrence of the "change in control." Upon such termination, the company is obligated to pay Mr. Lombardi the total sum of the following:

o three times his then annual base salary which was in effect as of the date of the change in control

o    three times his then annual Board of Director's fee

o    three times the average of his bonuses for the prior three years.

         Subsequent to termination, Mr. Lombardi may not accept employment in any office or branch of any financial institution or subsidiary in Lackawanna County, Pennsylvania for a period of three years, unless such severance was made by the company without "just cause".

Profit Sharing Plan

         In 1969, the bank adopted a Profit Sharing Plan which was subsequently amended to comply with the Employee Retirement Income Security Act of 1974 and the Tax Equity and Fiscal Responsibility Act of 1982. Under the plan, any employee who has attained the age of twenty-one is eligible to become a plan participant on the earlier of the first day of the seventh month or the first day of the plan year coinciding with or following the date on which he/she has met the eligibility requirement. In no event shall participation commence later than six (6) months after the date an employee satisfies the service requirements. The plan provides for progressive vesting of an employee's interest in the amount accrued to his/her respective account calculated by the percentage portion of the value of the account which is nonforfeitable based upon years of service. The vesting schedule is as follows:

     Years of Service                        Nonforfeitable Percentage
     ----------------                        -------------------------
     less than 3                                        0%
     3 but less than 4                                 20%
     4 but less than 5                                 40%
     5 but less than 6                                 60%
     6 but less than 7                                 80%
     7 years and at Normal Retirement                 100%

         Upon normal retirement, death prior to retirement, or permanent disability, the employee is entitled to 100% of the amount credited to his/her account, except that, in the event of voluntary termination or termination for cause prior to the end of three years of continuous employment, the amount credited to the employee's account is forfeited. The maximum amount of the bank's annual contribution is 15% of the aggregate salaries of all participants under the plan, or such other amount as determined by the bank's Board of
Directors considering net profits for the year. In no event may such contribution exceed the amount deductible by the company for federal income tax purposes. During the year ended December 31, 1999, the bank contributed $275,000 to this plan for all participants. The following amount was contributed on behalf of the individuals named in the summary compensation table: Mr. Lombardi, $16,096, Mr. Tulaney, $14,128 and Mr. Champi, $13,325. Directors who are not also bank officers or employees are not eligible to participate in this plan.

PROPOSAL 2:

PROPOSED AMENDMENT TO ARTICLE FIFTH OF THE ARTICLES OF INCORPORATION OF FIRST NATIONAL COMMUNITY BANCORP, INC.

         On April 11, 2000, the Board of Directors unanimously approved and adopted resolutions, subject to shareholder approval, to amend Article Fifth of the company's Articles of Incorporation to increase the company's number of authorized shares of common stock, par value $1.25 per share, from 5,000,000 shares to 20,000,000 shares.

         The Board believes that the proposed increase in the number of authorized shares of common stock will provide the company with as much flexibility as possible to issue additional shares of common stock for proper corporate purposes, including financing, capital enhancement, acquisitions, stock splits, stock dividends, employee incentive plans, dividend reinvestment plans and other similar purposes. At this time, the Board of Directors has no plans to offer additional shares for sale or to increase the number of outstanding shares through a stock split or a stock dividend. Any plan which involves the issuance of stock or option rights to directors, officers or employees of the bank is not being submitted to shareholders for approval at this time nor has it been presented for approval to the Board of Directors. Future shareholder approval may be solicited in accordance with applicable regulation.

         Pursuant to the resolutions adopted by the Board of Directors, the Board directed and ordered the following resolutions be presented and acted upon at the annual meeting of shareholders:

         RESOLVED, that the proposal to approve and adopt an amendment to Article Fifth of the Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock of the Company from 5,000,000 shares to 20,000,000 shares, is hereby approved, adopted, ratified and confirmed by the shareholders of First National Community Bancorp, Inc.

         BE IT FURTHER RESOLVED, that Article Fifth of the Articles of Incorporation of First National Community Bancorp, Inc. is amended and restated to read in full and its entirety as follows:
         "5. The aggregate number of shares that the Corporation shall have authority to issue is twenty million (20,000,000) shares of Common Stock having a par value of One Dollar and Twenty-five Cents ($1.25) per share."

    The increase in the number of authorized shares of common stock will not substantially change the rights of existing shareholders. However, the company will have added flexibility to issue additional shares, to the extent of the increase in the number of authorized shares, without first obtaining shareholder approval. As a result, any issuance of additional shares may result in substantially diluting the interest of current shareholders.

     If the shareholders approve and adopt the proposed amendment to Article Fifth of the Articles of Incorporation, the company will have approximately 17,499,890 shares of authorized and unissued common stock. No further shareholder action or authorization is necessary for future issuance of these shares, except as may be required for a particular transaction by applicable law or regulatory agencies having jurisdiction over the company.

     The authorization of the additional shares may be viewed as an anti-takeover strategy because the Board of Directors may deter future attempts to gain control over the company through the issuance of the additional shares to a person or entity that is friendly to the Board of Directors, thereby diluting the position of a potential acquiror who owns some of the company's shares. The overall effect of any anti-takeover strategy may be to deter a future offer or other merger or acquisition proposal that a majority of shareholders might view to be in their best interests, as the offer might include a substantial premium over the market price of the company's common stock at that time. On the other hand, the Board of Directors will enjoy more flexibility to engage in mergers or acquisitions that the Board approves, as a result of the increased number of authorized shares. In addition, anti-takeover strategies generally may have the effect of assisting the company's current Board of Directors in retaining its position.

         The affirmative vote of a majority of the company's issued and outstanding shares of common stock entitled to vote at the annual meeting is required to approve and adopt this amendment to Article Fifth of the company's Articles of Incorporation.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND ARTICLE FIFTH OF THE ARTICLES OF INCORPORATION OF FIRST NATIONAL COMMUNITY BANCORP, INC.



                        STOCK PERFORMANCE GRAPH AND TABLE

         The following graph and table compare the cumulative total shareholder return on the company's common stock during the period December 31, 1994, through and including December 31, 1999, with

o    the cumulative total return for all stocks traded on the S&P 500 index

o    the  cumulative  total return on all bank stocks traded on the NASDAQ Stock
     Market

o the cumulative total return on the SNL Securities Corporate Performance Index for banks with assets between $500 million and $1 billion.

          The comparison assumes $100 was invested on December 31, 1994, in the company's common stock and in each of the below indices and assumes further the reinvestment of dividends into the applicable securities. The shareholder return shown on the graph and table below is not necessarily indicative of future performance.

                     First National Community Bancorp, Inc.



                            Total Return Performance

                                                                          Period Ending
                                             -------------------------------------------------------------------------
      INDEX                                   12/31/94     12/31/95     12/31/96    12/31/97    12/31/98    12/31/99
      -------------------------------------- ------------ ------------ ----------- ----------- ----------- -----------
      First National Community Bancorp            100.00       135.68      192.00      244.74      346.75      527.04
      S&P 500                                     100.00       137.58      169.03      225.44      289.79      350.78
      NASDAQ Bank Index                           100.00       149.00      196.73      329.39      327.11      314.42
      SNL $500-$1B Bank Index*                    100.00       132.76      165.97      269.80      265.28      245.56

     (*) SNL Securities is a research and publishing firm specializing in the collection and dissemination of data on the banking, thrift and financial services industries.

     Assumes a $100 investment on December 31, 1994 and reinvestment of all dividends.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         There have been no material transactions between the company or the bank, nor any material transactions proposed, with any director or executive officer of the company or the bank, or any associate of the foregoing persons. The company and the bank have engaged in and intend to continue to engage in banking and financial transactions in the ordinary course of business with directors and officers of the company and the bank and their associates on comparable terms and with similar interest rates as those prevailing from time to time for other bank customers. Total loans outstanding from the bank at December 31, 1999, to the company's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more were $15,349,000 or 41.6% of the bank's total equity capital. Loans to these persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features. The aggregate amount of indebtedness outstanding as of the latest practicable date, March 31, 2000, to the above described group was $ 15,349,000 .


                        PRINCIPAL OFFICERS OF THE COMPANY

         The following table sets forth selected information about the principal officers of the company, each of whom is elected by the Board of Directors and each of whom holds office at the Board's discretion.
                                                         Number of
                         Office and                        Shares     Age as of
                        Position with                   Beneficially  March 31,
Name                     the Company       Held Since     Owned (1)      2000
-----------------       -------------      ----------   ------------  ---------
Louis A. DeNaples       Chairman of           1998         180,784         59
                        the Board

J. David Lombardi       President and         1998          28,343         51
                        Chief Executive
                        Officer

Michael J. Cestone, Jr. Secretary             1998          36,392         68

William S. Lance        Treasurer             1998             933         40


(1) All shares are owned individually or jointly with a spouse unless otherwise indicated. For additional details on the shares beneficially owned, see "Beneficial Ownership by Directors, Principal Officers and Nominees" on page 5.

                         PRINCIPAL OFFICERS OF THE BANK

         The following table sets forth selected information about the principal officers of the bank, each of whom is elected by the Board of Directors and each of whom holds office at the Board's discretion.
                                                                                     Number of
                             Office and                                Bank             Shares       Age as of
                           Position with                             Employee       Beneficially     March 31,
Name                         the Bank               Held Since          Since         Owned (1)         2000
---------------------      -------------            ----------       --------       ------------     ---------

Louis A. DeNaples (1)      Chairman of               1988              (2)             180,784            59
                           the Board

J. David Lombardi (1)      President and             1988              1981             28,343            51
                           Chief Executive
                           Officer

Gerard A. Champi           Executive                 1998              1991              1,927            39
      (3)(4)               Vice President

Thomas P. Tulaney          Executive                 1998              1994              1,437            40
      (5)(6)               Vice President

Stephen J. Kavulich        First Senior              1998              1991              6,785            54
     (7)(8)                Vice President

William S. Lance           First Senior              1999              1991                933            40
     (1)(9)                Vice President

(1) All shares are owned individually or jointly with a spouse unless otherwise indicated. For additional details on the shares beneficially owned, see "Beneficial Ownership by Directors, Principal Officers and Nominees" on page 5.

(2) Mr. Louis A. DeNaples is a non-employee member of the Board of Directors of the Bank.

(3)  Mr. Champi is the Retail Sales and Operations Division Manager.

(4) Includes 1,682 shares held in street name and 245 shares as custodian for his minor children.

(5)  Mr. Tulaney is the Commercial Sales Division Manager.

(6)  Includes 1,210 shares held in street name.

(7) Mr. Kavulich is the Loan Administration/Compliance and Bank Operations Division Manager.

(8) Includes 2,376 shares held individually by his spouse and 1,898 shares held as custodian for his minor children.

(9)  Mr. Lance is the Finance Control Division Manager.

                              INDEPENDENT AUDITORS

         Demetrius & Company, L.L.C., Certified Public Accountants, of Wayne, New Jersey, has been appointed as the company's independent auditor for the fiscal year ending December 31, 2000. Services for 2000 will include an audit and opinion on the company's consolidated financial statements as well as a review of the schedules to be included in the company's Form 10-K filing with the Securities and Exchange Commission. All professional services rendered by Demetrius & Company will be furnished at customary rates and terms after Board approval. Demetrius & Company served as the company's independent auditors for the 1999 fiscal year.

         Robert Rossi & Co. has been retained as assistant auditor and as such will perform all audit procedures necessary for the purpose of assisting the lead auditor in their expression of an opinion on the company's financial statements. In addition to performing customary audit services, Robert Rossi & Co. will assist the company with the preparation of its federal and state tax returns, and will provide assistance in connection with regulatory matters, charging the company for such services at its customary hourly billing rates. Robert Rossi & Co. was retained in the same capacity during 1999. These non-audit services are approved by the company's and the bank's Boards of Directors after the Boards review the nature and expense associated with such services and their conclusion that there is no effect on the independence of the accountants.


                                LEGAL PROCEEDINGS

         The nature of the company's and the bank's business generates a certain amount of litigation involving matters arising in the ordinary course of business. However, in the opinion of management of the company and the bank, there are no proceedings pending to which the company and the bank is a party or to which their property is subject, which, if determined adversely to the company and the bank, would be material in relation to the company's and the bank's undivided profits or financial condition, nor are there any proceedings pending other than ordinary routine litigation incident to the business of the company and the bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against the company and the bank by government authorities or others.

                              SHAREHOLDER PROPOSALS

     Any shareholder who wishes to submit a proposal for inclusion in the company's proxy statement for its 2001 Annual Meeting of Shareholders must deliver such proposal in writing to Michael J. Cestone, Jr., Secretary, First National Community Bancorp, Inc. at 102 East Drinker Street, Dunmore, PA 18512, not later than December 16, 2000.

     Also, if a shareholder proposal is submitted to the company after December 16, 2000, it is considered untimely; and, although the proposal may be considered at the annual meeting, it will not be included in the company's 2001 proxy statement. Such proposals should be addressed to Michael J. Cestone, Jr., Secretary. In addition, under the company's by laws, shareholders must deliver a notice of any nomination for director to the Secretary, no later than 60 days in advance of the meeting. See page 6 for more information on nomination procedures.


                                  OTHER MATTERS

     The Board of Directors knows of no other business which will be presented for consideration at the meeting other than as stated in the Notice of Meeting. However, if other matters properly come before the meeting, the matters will be voted in accordance with the recommendations of the Board of Directors, and authority to do so is included in the proxy.


                             ADDITIONAL INFORMATION

     A copy of the company's annual report to shareholders for its fiscal year ended December 31, 1999, was mailed on March 31, 2000. A representative of the accounting firm which examined the financial statements contained in the annual report will attend the annual meeting. This representative will have the opportunity to make a statement, if he or she desires to do so, and will be available to respond to any appropriate questions presented by shareholders at the annual meeting.